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FINAL TRANSCRIPT

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Conference Call Transcript
BLS — Q1 2006 Bellsouth Corporation Earnings Conference Call
Event Date/Time: Apr. 20. 2006 / 10:00 AM ET

Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
CORPORATE PARTICIPANTS

Nancy Davis BellSouth Corporation — VP — IR

Pat Shannon BellSouth Corporation — CFO

CONFERENCE CALL PARTICIPANTS

John Hodulik UBS — Analyst

Michael Rollins Citigroup — Analyst

Frank Louthan Raymond James — Analyst

Tim Horan CIBC World Markets — Analyst

Simon Flannery Morgan Stanley — Analyst

David Janazzo Merrill Lynch — Analyst

David Barden Banc of America Securities — Analyst

Chris Larson Credit Suisse First Boston — Analyst

Jonathan Chaplin JPMorgan — Analyst

Mike McCormack Bear, Stearns — Analyst
PRESENTATION

Operator
Good morning. My name is Judy, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the BellSouth first quarter 2006 earnings conference call. All lines have been placed on mute to prevent any background noise. [OPERATOR INSTRUCTIONS] As a reminder, ladies and gentlemen, this call is being recorded today, Thursday, April 20, 2006. [OPERATOR INSTRUCTIONS] At this time, I would like to turn the call over to Nancy Davis. You may begin your conference.

Nancy Davis - BellSouth Corporation — VP — IR
Thank you, Judy. Good morning. Thank you for joining our 2006 first quarter earnings conference call. During this call, we will refer to a slide presentation. The presentation, earnings press release, Investor News and our financial statements are posted on our investor Web site at BellSouth.com.
Before we get started, let me point out that some of our remarks today may contain forward-looking statements. Actual results could differ materially from those projected statements. For a discussion of factors that could cause actual results to differ, I refer you to our various reports on file with the Securities and Exchange Commission. I will begin our discussion by covering BellSouth consolidated financial results. Pat Shannon, Chief Financial Officer for BellSouth, will cover the quarter’s highlights and our business unit results.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

To supplement the reporting of BellSouth’s consolidated financial information under GAAP, the Company presents certain non-GAAP financial measures, including normalized operating results and operating free cash flow. Normalized results from continuing operations include BellSouth’s 40 % proportionate share of Cingular’s revenues and expenses, which are recognized as equity earnings for purposes of GAAP reporting. Normalized results also exclude the impact of significant nonoperational or nonrecurring items. I’ll review the normalizing items for the first quarter. A complete list of normalizing items, as well as a full reconciliation of normalized results to GAAP reporting is included in the quarterly financial statements, which are also available on our investor Web site.
Slide five shows consolidated GAAP results from continuing operations for the first quarter of 2006. Revenue was $5.2 billion, up 1.6 % compared to the same quarter of the previous year. Operating margin was 24.1 % for the quarter. Year-over-year reported operating margin comparisons reflect the financial impacts associated with ongoing repair and restoration costs for hurricanes that hit our region in 2005. Reported earnings per share was $0.43, up 16.2 % compared to the same quarter a year ago, reflecting Cingular’s improving performance.
Normalized results for the first quarter are on slide six. Normalized earnings per share for the quarter was $0.54, a 20 % increase compared to the same quarter of the previous year, reflecting stable Com Group results and improved performance of Cingular. First quarter 2006 revenue was $8.7 billion, up 4.5 % compared to the same quarter of 2005, as all three BellSouth segments grew revenue. Operating margin for the first quarter was 21.9%, a significant year-over-year improvement for Cingular offset slight declines in wireline margins. Wireline margins were impacted by $85 million in storm repair expenses from Hurricane Wilma. Consistent with fourth quarter treatment, these expenses are not normalized from our operating results.
On slide seven, you can see the details of normalizing items. Adjustments to reported earnings per share from continuing operations include costs associated with Hurricane Katrina, wireless merger integration costs, and intangible amortization. For the first quarter of 2006, pretax costs associated with Hurricane Katrina were $94 million, primarily for wireline network restoration expense, which is net of $20 million in insurance recoveries during the quarter. BellSouth also incurred approximately $135 million of incremental capital expenditures for Katrina restoration. Since the third quarter of 2005, BellSouth has incurred approximately $730 million for Katrina-related network restoration expense and capital spending. We expect a portion of the cost associated with the Hurricane Katrina recovery effort to be covered by insurance. While the exact amount has not been determined, our current estimate of the total amount of covered losses that will be covered by insurance net of our deductible is approximately $250 million. The actual recovery will vary depending on the outcome of insurance loss adjustment effort.
At this point, I will turn the call over to Pat Shannon. Pat will begin his comments on page 8.

Pat Shannon - BellSouth Corporation — CFO
Thank you, Nancy, and good morning. Clearly our most note worthy highlight for the quarter is that on March 5, 2006, BellSouth and AT&T announced an agreement to merge the 2 companies, in a combination that will create a more effective and efficient provider of wireless and broadband products and services. We think this merger will benefit our shareholders, customers and employees. BellSouth’s first quarter earnings results were strong, with revenue, margins, and income reflecting solid growth for the first quarter of 2006. The Communications Group, Cingular, and Advertising & Publishing, all continue to grow revenue, as demand remains strong in all 3 segments. The Communications Group added a record 263,000 DSL customers, and continued to drive up total revenue per unit, with further penetration of product packages. Data revenue grew 9%, and strong growth in the small business market continued, with revenue up 9.4 % year-over-year.
Cingular added 1.7 million customers and now serves over 55 million customers nationwide. Their operating revenues continued strong growth and their retail revenue per unit is up year-over-year and sequentially, driven by strong data revenue growth. Cingular’s service operating margins before depreciation and amortization improved year-over-year and churn improved again, and they are on track with their plan to reach industry-leading metrics in 2007. Advertising and publishing grew revenues 3.1 % and continue to make a strong contribution to BellSouth’s bottom line.
Slide nine shows the breakdown of our revenue growth by segment. Cingular’s and A&P’s results were strong, at more than 9 % and 3 % growth respectively. Following similar trends as in the fourth quarter, the Communications Group again grew revenue in all retail segments year-over-year and sequentially. Consumer drove more than 2 % revenue growth in the first quarter of ‘06, driven by higher DSL and long distance revenues. Small Business had a record quarter, with revenue growth of 9.4 % year-over-year. Our Small Business team continues to reacquire and retain customers with competitively priced term agreements, while also increasing customer revenue per unit with DSL and long distance bundles. Large business revenue was up slightly, as revenue from long distance and emerging data products offset declines in core voice and data products. Wholesale revenue declined 2.7 % year-over-year. This segment continues to experience the expected revenue erosion, due to a lower UNE-P access line base. The UNE market decline was offset by growth in wireless, and a stability in the general transport area.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
Turning to slide 10, the Communications Group revenue was up 1.3 % year-over-year, and flat sequentially. Operating margin was 23.6 % in the first quarter of 2006, down 60 basis points from the first quarter of ‘05 and up 170 basis points sequentially. In addition, first quarter operating margins were negatively impacted as the Company incurred approximately $85 million in incremental expenses to complete the network repairs associated with the damage caused by Hurricane Wilma, which struck the southern Florida coast in late October ‘05. As Nancy pointed out, to be consistent with the way we treated repair efforts other than those of Katrina, these expenses were not normalized from our operating results and had the impact of reducing first quarter margins by 180 basis points. Repair efforts for this storm are essentially complete and will not impact margins going forward.
On a positive note, the most significant driver of wireline margin improvement was margin improvement on DSL, both year-over-year and sequentially. Given the importance of this product for our future, the margin improvement that comes with increased scale and falling churn is a welcome trend. Year-over-year, network data revenue growth continued to improve, reaching 9 % in the first quarter, driven primarily by a 30 % growth in DSL revenue. Retail network data without DSL also grew 4%, driven by emerging data products, such as Metro Ethernet and network VPN, and growth in complex long distance services. Total wholesale data revenue was stable. Demand for wholesale services from wireless carriers remains strong, with transport volumes up 14%. General transport revenue was flat, reversing recent downward trends, due to strong volumes. These positive trends in wholesale data revenue were offset by a $17 million decline in revenue from the wholesale aggregation of dial-up Internet traffic.
Slide 12 shows more specifics on our DSL growth. BellSouth set a new record on DSL net adds in the first quarter of 2006. We added 263,000 net new customers, driven by successful pricing and promotion strategies and lower churn. In January 2006, we reduced the monthly price of the 3 megabit product by $5 to $37.95, driving both new adds, as well as migrations from lower speed products. As a result of strong upward migrations, 80 % of the first quarter net adds were to our 3 megabit or 6 megabit product. And as a matter of fact, in the past six months, 72 % of our net adds were 3 megabit and higher. And in the past year, 57 % were 3 megabit and higher. At the end of the first quarter, DSL customers totalled more than 3.1 million, up almost 34 % from the end of the first quarter of ‘05.
DSL penetration increased to 16.4 % of retail switched access lines, and revenue increased 30 % year-over-year, and 8 % sequentially. DSL RPU held steady at $42, reflecting increased customer migration to higher speeds, and higher RPU DSL plans, and our disciplined and targeted approach to the marketplace. Benefits from customer growth and migration to higher speed service, stable revenue per unit, and reduced promotional costs, all drove significant improvement in DSL margins during the quarter.
Access lines declined 238,000 in the first quarter of 2006. The sequential improvement pictured on slide 13 follows typical seasonal patterns. Wireless substitution continued to be the main driver of loss in residential lines across both retail and wholesale services. Losses to cable and VoIP providers have been at an absolute level of about 50,000 to 75,000 lines per quarter for the past year, and that trend continued in the first quarter of ‘06. In the business segment, small business gained an impressive 48,000 lines; the sixth consecutive quarter of line growth. Large business lines declined 28,000 in the quarter after experiencing some stabilization in the second half of 2005, in line with negative seasonal trends that we usually see in the first half of the year.
We’re keeping our top line growing through further penetration of DSL and long distance services. Customers continue to combine long distance, DSL, DirecTV, and Cingular services in the BellSouth Answers bundle. BellSouth added another 179,000 long distance customers, a 59 % penetration of our mass market customer base. Revenue per unit remained stable at $17, and churn continued to improve. Mass market and complex long distance revenue totalled $464 million in the first quarter, an increase of 14 % year-over-year. In the first quarter, another 105,000 customers added DirecTV to their BellSouth bundles, and at quarter end, 628,000 customers have included DirecTV services in their BellSouth communications packages. In total, more than 5 million residential customers, almost half of our base, has a BellSouth Answers bundle. Our package penetration strategy in the mass market continues to increase the value of each customer through deeper penetration of packages. Through targeted pricing and promotions and upselling existing bundled customers with additional products, consumer revenue per unit reached a high of $62, more than a 6 % increase over the same quarter last year, and Small Business revenue per unit reached $80, which is up 4 % compared to a year ago.
Slide 15 shows that Cingular again improved across all metrics. Service revenue grew nearly 8%, and total revenue increased 9%. Operating margin before depreciation and amortization benefited from merger synergies, revenue growth and lower churn as margins improved 640 basis points compared to the same period last year. Cingular added 1.7 million customers in the first quarter of ‘06. Both overall churn and postpaid churn declined to the lowest levels thus far. Total churn of 1.9 % and postpaid churn of 1.6 % both improved 30 basis points compared to the first quarter last year. Cingular’s continued strong performance in customer additions and churn improvement can be attributed to improved service quality as the Company integrates its networks and focuses on a steady stream of innovative products and services. Clearly better churn results flow through every part of the business: customer growth, revenue, expense, and most importantly, the overall reputation of the business.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

Slide 16 illustrates Cingular’s year-over-year significant earnings growth and how a more profitable Cingular provides incremental value to BellSouth. Cingular still has more opportunity to drive value as integration efforts continue and as overall business gains market momentum. These opportunities include the completion of the network integration, completion of the T-Mobile [unline], further billing and IT consolidations, further customer service integrations, and a full year benefit from last year’s distribution rationalization. In the first quarter of ‘06, $0.13 of BellSouth’s normalized earnings per share came from Cingular. This compares to $0.04 in normalized earnings per share in the same quarter last year. And over the past 4 quarters, Cingular has contributed $0.47 to our earnings per share.
Slide 17 shows Advertising and Publishing’s results. First quarter revenue was up 3.1 % compared to the first quarter last year. This segment continues to show strong growth. A&P has delivered 6 consecutive quarters of year-over-year revenue growth, a unique attribute in this industry. Operating margins were 44.7%, down 230 basis points, or the equivalent of about $12 million, compared to the same period last year. This decline was partially driven by revenue reductions associated with lower billings in the areas affected by Hurricane Katrina. In addition, costs of improving the speed and scalability of the YELLOWPAGES.COM platform, along with higher advertising and online distribution expenses also impacted margins relative to the same period last year. We expect margins to improve somewhat later in the year.
Additional key financial metrics are on slide 18. BellSouth’s dividend was $0.29 for the quarter. We generated $551 million in operating free cash flow during the first quarter of 2006. Capital expenditures for the quarter amounted to just under $1.1 billion. Net of the storm impacts, increased levels of capital expenditures were driven by a decision to accelerate 2006 broadband investments, especially infrastructure and system investments, towards the first half of the year. Given the level of capital spending in the first quarter, I wanted to provide some further context.
Slide 19 reflects capital trends for the last 5 quarters. Without the storm-related capital and the first quarter planned acceleration of broadband investments, ongoing capital spend is in line with 2005 quarterly capital expenditures. We expect broadband investment levels to drop over the remainder of the year, as we shift our focus from fiber deployment to DSLAM installation. In addition, our plan calls for declining system investments over the remainder of the year. We remain committed to our original capital guidance for 2006 that we gave in December.
I’ll conclude on slide 20. For the first quarter, BellSouth has delivered strong financial results with a focus on shareholder value. And we now have an opportunity to further drive shareholder value, improve innovation for our customers, and enhance opportunities for our employees by merging with AT&T. BellSouth operates in the thriving economy of the Southeast, and has strong customer relationships across residential and business segments. We’re replacing local voice revenues with profitable growth in long distance and broadband services across the mass market. We’re gaining market share in small business, and we have stable results in both large business and wholesale services. Our results this quarter demonstrate the strength of our business, and our ability to deliver strong financial results in an ever-changing competitive market. The merger with AT&T is an excellent opportunity to build on all that we have achieved, and to move our vision forward to the benefit of our shareholders, our customers, and our employees. Now I’ll be happy to answer any of your questions.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] John Hodulik, UBS.

John Hodulik - UBS — Analyst
First, you saw a nice little turn in the large business market, and then — and small business continues to accelerate. Could you talk about some of the trends you’re seeing there? Do you think we should continue to expect improving topline performance in the business market? And then, secondly, on DSL, could you update us on plans to roll out the faster 12 meg service and the RPU continues to remain strong. Just your thoughts on the growth of that business over the next few quarters, would be great.

Pat Shannon - BellSouth Corporation — CFO
Sure. As far as the business market, the small has been — really, with the demise of the UNE-P model, I think was really the big turn around there. And even before that, with long distance and DSL coming into the product mix, they had done a great job of reaching out to our customers,

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
and putting them in packages and in term contracts. But really, with the demise of that — the UNE-P model, I think the retail side has turned around significantly. And they are taking good share in that market. And that’s been building momentum, really over the last 6 quarters. So I would look to see that continue. On the large business side, the main — really, the main thing that has happened is in terms of pricing pressure on core voice. And if you look back over the last 3 quarters, we’ve seen virtually no pricing pressure on the core voice side. So even with modest declines in the volumes around core voice and access lines, that has caused a stabilization in that revenue stream. And we’ve also seen some good sales of some of the emerging data products, like I said around Metro E and network VPN. So we’ve got 2 good solid data points now for the last 2 quarters around that business. And I feel pretty good, a little cautious, still. But pretty good about that business.
On DSL, DSL has been a great story for us. We’ve had good reaction every time we’ve made a pricing move. Some of our pricing moves have not been as nearly as aggressive, I guess, as some in the market, we’ve had solid response. We went to an everyday low pricing model in the late last year, and drove some great volumes, profitable volumes. And then this latest move to just make really a tweak to our 3 megabit pricing, dropping it down to $37.95, has stimulated some nice migrations from the lower end of the spectrum. So we’ve really stopped doing what we were doing, I believe, was kind of overpromoting some the lower speeds at the lower prices, and we’re pushing people up into the portfolio. So it’s very welcome to see record net adds at higher speeds, higher RPUs. And as you can imagine, since the cost for these products are the same regardless of speed, that has really provided a nice margin lift. Enough to really float the whole boat. I mean, the entire wireline margins are up because of that important product. And I think that’s a great sign. Churn is coming down. We’ve seen steady improvement in churn over the last 4 quarters. It’s still higher than our base product, and we’d like to see that come down to sort of the base churn levels. We’ve seen the LD product act that way at scale, coming back down to the base churn levels. And we expect over time, that we’ll see the same thing on the DSL side.
So solid trends across retail. I think that’s what is really driving our margins up, is that our cost structure is so leverageable on the up and the down, and we’ve been — haven’t experienced the downside for the last several years. Which is some stabilization and minor growth. On the retail side, we’ve seen a good pop in the margins. And that’s well received.

John Hodulik - UBS — Analyst
Are you able to — you guys have said in the past that DSL margins were approaching the voice margins. Do you still look at it that way? And is that relationship true? Or do you ever see the inverse being the case, where you actually see better margins in DSL as the voice market comes under more pressure?

Pat Shannon - BellSouth Corporation — CFO
What we’ve said is the marginal EBITDA. So you’d have to sort of forget —

John Hodulik - UBS — Analyst
Right, get away from the growth.

Pat Shannon - BellSouth Corporation — CFO
This is all in — right now, it’s all in. The overall margin from DSL, including subscriber acquisition costs and the whole bit, not only on a marginal customer basis, is positive. And it caused a pretty significant lift in the overall wireline margin. As long as you have a significant subscriber acquisition cost associated with a product, I think it will be tough, even at common churn levels, I think it would be tough to get all the way up to the margin of the local business. But I would certainly see it approaching it over time.

John Hodulik - UBS — Analyst
Great, thanks.

Operator
Michael Rollins, Citigroup.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

Michael Rollins - Citigroup — Analyst
Just a couple quick questions. Just first, a little bit more on just some of the business trends that you are seeing. You talked about some of the share gains in pricing. But what about the health of the overall market economy, and how that’s playing into the revenue side? And then the second question I had, was just a little bit more on what you’re seeing from wireless substitution in your markets. You mentioned the cable VoIP data point. And I’m curious what you’re seeing in overall terms, and how that relates to what you’re seeing on the Cingular side in your specific region. Thanks.

Pat Shannon - BellSouth Corporation — CFO
Sure. I think the overall health of the economy is strong. It’s driving some good volumes, especially on the data side of the business, which we saw some good growth, even outside of DSL in some of the emerging the data products on the retail side. With 4 % growth, that’s a good solid trend, compared to what we’ve seen over the last several years. As far as the wireless substitution goes, the absolute amount of wireless substitution was a little bit lower in this quarter than we’ve seen over the last several 3 quarter. But I think you fall into some seasonality trends. Clearly, it is still the main driver of off net line loss that we’ve seen. So again, the absolute number of lines dropped a little bit. But I’m not ready to call it a trend by any stretch of the imagination. And I don’t know the details of Cingular’s Southeastern results, just off the top of my head. I will tell you that in the past when we’ve looked at it, their Southeastern properties tended to grow a bit faster than the overall portfolio. So we’re still by far, a net beneficiary of that trend, given our ownership interest in Cingular. And it’s probably more than just the average of Cingular, because I think they do a little bit better in the Southeast.

Michael Rollins - Citigroup — Analyst
And just on that point, my understanding was that you guys were going to be trialing some joint distribution efforts with Cingular, where in some of those stores you might sell wireline products, be it DSL or the satellite TV product. Are you far along enough in that process where there’s some results that you could talk about, on how that results from a customer and a productivity standpoint?

Pat Shannon - BellSouth Corporation — CFO
We’re far enough long in it that we’ve launched it in several of the stores. I do not know the results. We can follow up with you. But it’s a program that internally we call Doors and Stores. And what we’ve done is we’ve put our products in some of the Cingular stores, and selling them through that — we’ve actually put an agent in the store to sell it. And then on the door side, we’re actually doing some door to door activity. It’s from an economic standpoint, this increases our distribution channels. It is a little bit more expensive, but it’s all variable, because we’re using third party agents to do this. So, if they make an incremental sell, they get commissions. If they don’t, then there’s no cost. And we’ve had — I will tell you that their results, the last I looked at them, were positive to the business case. But I don’t know the data right off the top of my head.

Michael Rollins - Citigroup — Analyst
Thanks a lot.

Operator
Frank Louthan, Raymond James.

Frank Louthan - Raymond James — Analyst
Kind of quickly on high cap circuits, on the growth there, what you’ve seen, and if you can give us a ballpark idea of what the — how much of the increase is coming from selling to wireless carriers versus wireline carriers. And then on special access pricing, we’ve seen some other carriers raise pricing recently. Do you have any plans to do that? Do you think your market can bear that? And then 1 last follow up, and maybe you commented on this, and I missed it. But what was the impact from the AOL agreement you had, as far as the DSL adds this quarter? Thanks.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

Pat Shannon - BellSouth Corporation — CFO
Okay, Frank. As far as the volumes go on the wholesale side, one of the — the point I made on the call comments, is that wireless transport volumes are up around 14%. And the general transport, which is more on the IXC side, is actually up slightly. It’s up about a little over 1%. Which doesn’t sound like much, but it’s been — had a relatively continuous decline over the last several years. So a little stabilization on the general side, and solid growth on the wireless side, is what’s helping, even despite the significant reductions in UNE-P revenue. It’s holding that wholesale side of the equation up. We can’t disclose anything specifically on AOL, but that didn’t start until sort of the mid-quarter. So I don’t know — again, I don’t know the actual number. But I can’t disclose it, even if I did know the AOL impact.

Frank Louthan - Raymond James — Analyst
And as far as special access pricing in your markets. Any thoughts there?

Pat Shannon - BellSouth Corporation — CFO
Most of our special access pricing is under long-term contracts. And we have recently re-upped a lot of those contracts in the markets. I’m not sure there’s a significant opportunity in the short-term to readdress those pricing.

Frank Louthan - Raymond James — Analyst
Okay. Great. Thank you.

Operator
Tim Horan, CIBC.

Tim Horan - CIBC World Markets — Analyst
Thanks. Good quarters, guys.

Pat Shannon - BellSouth Corporation — CFO
Thank you, Tim.

Tim Horan - CIBC World Markets — Analyst
Just to delve into the access lines a little bit more. On the UNE-P side, it seems to be the big swing in the last quarter. You might have addressed this, but do you think you will see a little bit more stability there going forward, now that you have kind of prices negotiated on a more contractual basis? And then a couple of just other issues on the line side. With the UNE-P declining, have you seen much increase in CLEC buildout in terms of CapEx, or CLEC deploying some new capital? And then lastly, as you’re rolling out these IP products to businesses, how are you classifying access lines, or VoIP lines, or have you seen many of them?

Pat Shannon - BellSouth Corporation — CFO
The ones that we’re selling?

Tim Horan - CIBC World Markets — Analyst
Yes.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

Pat Shannon - BellSouth Corporation — CFO
I think — they’re not in there? Let me go back to the UNE-P. On the UNE-P side, we do have commercial agreements. But those commercial agreements have price increases built into them. And we, in the first quarter, just instituted, I think, one of the first round — or the second round of price increases. That was $2 on the UNE-P side. So, there’ll be continued price increases under those agreements. And I would assume continued pressure on that side of the business, on the wholesale side. What was the next question? Oh, the CLEC buildouts. I don’t have enough visibility into that to tell you whether they’re spending a lot of capital or not. I just don’t know. I mean — I’m just not as close to it as I need to be. We’ll follow-up, and see if there’s anything we can find out. But, that’s competitive knowledge, I don’t really know. The only thing that we’re selling now really, is VoIP PBXs. And it’s not really affecting our overall access line trends.

Tim Horan - CIBC World Markets — Analyst
Thanks.

Pat Shannon - BellSouth Corporation — CFO
There’s no major impact to that on the access line side.

Tim Horan - CIBC World Markets — Analyst
Okay. Thank you.

Operator
Simon Flannery, Morgan Stanley.

Simon Flannery - Morgan Stanley — Analyst
Can we talk about regulation for a second? You stated the merger was on track for a year-end close. Maybe you can just go through the Justice Department, the FCC, and some of the states, and where we are and how that’s going, versus your original expectations. And also, if you can comment on the chances of getting legislation at the federal level this year. Thanks.

Pat Shannon - BellSouth Corporation — CFO
We have filed with the FCC, and we have responses that are due back to them on the 20th of June. Their comments are due on June 5th. There is a 180-day clock that has started with the FCC, and that expires on October 17th. We have filed our proxies. We filed with the DOJ. So all the filings are made. We believe that we have to get approval in 5 of our states and in — .

Nancy Davis - BellSouth Corporation — VP — IR
10.

Pat Shannon - BellSouth Corporation — CFO
10? 10 states in total, I’m being told. So we’ve made all those filings, and we’re working towards the deadline. But we are comfortable that the deal will close sometime before the end of the year. What was the other question?

Simon Flannery - Morgan Stanley — Analyst

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
It was on legislation at the federal level on video franchising?

Pat Shannon - BellSouth Corporation — CFO
I don’t really have a prediction as to whether anything will pass this year or not. I think there’s a lot of activity. We’re right in the middle of that activity. But I don’t really have a personal prediction as to whether anything will pass this year or not.

Simon Flannery - Morgan Stanley — Analyst
Okay. Thank you.

Operator
David Janazzo, Merrill Lynch.

David Janazzo - Merrill Lynch — Analyst
It looks like Cingular, through AT&T Wireless, has a pretty large net operating loss carry-forward for tax purposes. Can you discuss the timing of that, the impact, and if anything is to impact ‘06, is that included in your cash flow guidance?

Pat Shannon - BellSouth Corporation — CFO
Any impacts on ‘06 are included in our cash flow guidance. The NOL should be utilized, we think, over the next 2 to 3 years. But the impacts of that are in our results.

David Janazzo - Merrill Lynch — Analyst
And any thoughts on quantifying that, the next couple of years?

Pat Shannon - BellSouth Corporation — CFO
Yes, at the end of the year, we’ll give new free cash flow guidance, I assume, for Cingular. And it will include next year’s impact. But not anything beyond that.

David Janazzo - Merrill Lynch — Analyst
Okay. Thanks.

Operator
David Barden, Banc of America Securities.

David Barden - Banc of America Securities — Analyst
Maybe just a couple of questions. 1 on just, obviously, the results enterprise, pretty good. Could you speak to any kind of specific behavioral changes that you may have noticed as a result of the conclusion of the SBC/AT&T and Verizon/MCI mergers in the quarter? Kind of any sense about how they did or didn’t impact the results in the quarter, and how they might or might not impact them going forward. The second question I had was just maybe the mirror image of something we were talking about earlier on wireless and wireline. Could you talk about how successful

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
selling the Cingular product for BellSouth has been in the bundle? And then the last one, if I could, would be on the DSL margin expansion being related to the higher-end DSL products. Are you seeing the customers coming into the higher-end products? Or are you seeing lots of customers coming into the low-end products, and then migrating up through the value chain? I guess the question being, where is the — where’s the thin end of the wedge on competition? At the higher end, or at the lower end? Thanks a lot.

Pat Shannon - BellSouth Corporation — CFO
As far as our enterprise results, I can’t really point to any specific activity in the market other than like I said, the main driver of sort of the stabilization is core voice. So it’s not sort of high-end data products or anything like that. It’s about half of our large business revenue stream is just core access line-driven voice revenue. And what we’ve seen over the last 3 quarters, is a stabilization in the overall RPU. And that’s what’s kind of held that flat. And then a growth in the emerging data products has then been able to put it into the black. So I don’t really have any specific flavor on any competitor and individual. But that’s basically the trend that we’ve been seeing.
As far as Cingular and the bundle, we’ve been selling wireless services through our telephone channel in bundles, really even since before Cingular was formed. And it is a very sticky product. We get it in the bundle, put it on a common bill. We have seen some significant reductions in churn. The penetration, the bundle penetration, around wireless is still at a relatively low number. I don’t even know the number off the top of my head, but it’s not a huge number. I don’t even know the number off the top of my head. But it’s not a huge number. It might be like a 0.5 million customers, or something like that, that we’ve got bundled through the bundle. So it’s not a — again, it’s not a huge phenomenon. But it is a very sticky product, once we get that done. As far as the DSL migration, what we saw in the quarter, 30 % of the gross adds were at the higher end. So we’re still seeing on a gross sales basis, more customers coming in towards the lower end of the product. But the migrations pushed in the quarter, the net adds up to 80 % of the net adds were 3 meg and up. So, again, we’re still seeing more coming in towards the flagship product of 1.5. Less at the 256K level, more because of our own actions of not pressing that as much through the sales channel. But we have — but this recent phenomenon of seeing a strong migration through the products is a good sign. So I hope that helps.

David Barden - Banc of America Securities — Analyst
Great, Pat. Thanks a lot.

Operator
Chris Larsen, Credit Suisse.

Chris Larson - Credit Suisse First Boston — Analyst
Noticed in the wireline segment, that the cost of service was up about $106 million year-on-year. And I think you said $85 million of that was due to Wilma.

Pat Shannon - BellSouth Corporation — CFO
Right.

Chris Larson - Credit Suisse First Boston — Analyst
What I want to get a sense for, what was the other $20 million. And maybe real — more importantly, what should be the run rate of the wireline cost of service throughout the year, and maybe some of the pushes and pulls that might impact that?

Pat Shannon - BellSouth Corporation — CFO
Yes, I mean, you look at that line item, the only cost of service that we have that’s just absolutely, truly variable is on the LD side. So any sort of LD growth that we see is going to drag along some external cost of goods sold. And that hits that line item. And then as you pointed out, the preponderance of the rest of the increase was hurricane restoration, that didn’t get normalized out of that line.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

Chris Larson - Credit Suisse First Boston — Analyst
Okay, so should we think maybe for the second quarter, it drops down about that $85 million, ballparkish?

Pat Shannon - BellSouth Corporation — CFO
It’s hard to predict. I’m not going to do that.

Chris Larson - Credit Suisse First Boston — Analyst
Okay. All right. Thanks, Pat.

Operator
Jonathan Chaplin, JPMorgan.

Jonathan Chaplin - JPMorgan — Analyst
I was hoping we could get a little bit more color on the margin expansion in the Com Group. I think it looked pretty impressive sequentially and year-over-year. It seems like a lot of it came from DSL. I noticed that the — most of the lift happened in the SG&A line. Is your subscriber acquisition costs per DSL sub coming down? I’m just wondering what — if there were any other drivers behind that? And then, quickly, on your broadband acceleration. I’m just wondering what the implications are for video offering. I think you’ve said in the past that you’re waiting to see how the trails come out around mid-year before you make an announcement. But the discussion in the press release around 12 to 24 megabits per second seems like you might be getting closer to pushing ahead with video. Thanks.

Pat Shannon - BellSouth Corporation — CFO
Sure. On the margins, I would say there have been some minor improvements in some of the expenses around some of the promotional advertising and promotional costs around DSL, as we’ve kind of stopped doing some of those promotions, and gone to more everyday low pricing. But the biggest driver of the margin expansion is the retail revenue expansion. And I think, as I was trying to point out in the comments, I think it just shows kind of how leverageable the expense — the extremes are in our business. So we don’t have a lot of variable costs, other than on the LD side. And that’s a very profitable revenue stream. So with just modest growth in revenue, we could see an expansion in margin, because it doesn’t drive a lot of revenue — or a lot of expense with it . On the small business side, this 9.4 % revenue growth, and the taking of access line share, is hugely profitable for us, because it doesn’t drag a lot of cost. We already have the network. We already have the services that we can provision. There’s not a lot of incremental cost. The sales channels are in place. And the service channels are in place. So again, it’s very leverageable. And as we get just minor growth, we’re seeing that come through the top line.
On DSL, I think it just points to the — to really the scale issue. We now have over 3 million DSL customers. The churn is coming down. The RPU is stabilizing. We’re reducing some of the costs around the promotions, and now we’re just seeing that lift on the margin side. On the broadband side, our goal is — it remains the same. Our goal is to have 50 % of our homes by the end of ‘07, having the capability of 12 to 24 megabits. There is in place a plan for ‘06, that fits into that timeline. And it has a certain budget associated with that activity. What we did in that act — in the first quarter, is front-end load some of the — what ended up being some of the more expensive components of the ‘06 plan, being fiber deployment. So in the first quarter, we have deployed over 50 % of what we were going to deploy in ‘06 for fiber. And that was a very expensive endeavor. And later in the year, we will focus more on DSLAM installations and the like. We also had some systems projects that were front-end loaded in the first quarter, that as per our plan, will come down in the latter part of the year. So the accelerated spin is more of a decision that we made on what activities to do in the first quarter, than an acceleration of our goal to get the 50 % by the end of ‘07.
On the implications for video, I think we continue to look at our position, and what we’re going to do on our trials. Given the current situation that we face, we’ve recently decided to repurpose the trial that we had, a market trial in Cobb County. We’re going to repurpose the trial assets to

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
focus on the technical aspects of delivering IPTV over our architecture, instead of the market aspect. So we’re not longer going to have a market trial. We’re going to kind of repurpose that effort and those assets, and we’re going to focus on the technical aspects, instead of the market aspects.

Jonathan Chaplin - JPMorgan — Analyst
Pat. If I could follow up quickly. Just on the SG&A, the absolute dollar number of SG&A is down, but sequentially and year-over-year — which is I guess is a little surprising, given the DSL growth that you were seeing. Are gross adds in DSL down? Are you seeing the lift in net adds all coming from lower churn? And then I’m just wondering if you could expand a little bit on your comment about the shift from a market trial to a technical trial. I’m just — what are the implications of that? Are you happy with the the market’s acceptance of the product, and you’re just working out the kinks on the technical side? Or is there something else that we should draw from that? Thanks.

Pat Shannon - BellSouth Corporation — CFO
On the SG&A, we’ll get back to you. You can call back to Nancy in the IR Group, because I don’t know all the ins and outs of that line item. But there’s no inference. I mean, we — the lower churn did help DSL, obviously. But I’m not sure what the impact that it had on that specific line item. As far as the repurposing of the assets, I think we just, given what’s going on in the business, we just felt like we needed to continue to do the trial. But the market results that we might learn from it were less important than the technical aspects. So, we’re still going to do a trial of about 500 homes. But it’s going to be more focused towards the technical aspects of our architecture. Because our architecture is slightly different. We’re using bonding, where others are not. And we still believe that it makes a lot of sense for us to test the technical aspects of IPTV over that architecture. But the absolute market results, and whether people wanted to buy the service, are probably less important, given today’s environment.

Jonathan Chaplin - JPMorgan — Analyst
Thank you very much.

Operator
Mike McCormack, Bear, Stearns.

Mike McCormack - Bear, Stearns — Analyst
Just maybe a couple of updates on some of the new initiatives. First, on wireless broadband. Maybe you could give us a sense for what the cost per market metrics look like. And also perhaps some of the early returns, as far as consumer interest in those products, or business interest. And secondly, on business Voice Over IP products, can you give us a sense for where you think, or what you think the impact on margins might be from that. As well as an update on some of the dual mode handsets you guys have been talking about for the Wi-Fi GSM phones. And lastly, the talk in Washington on USF moving to a number’s based system. Your thoughts on the impact of BellSouth, if any.

Pat Shannon - BellSouth Corporation — CFO
You might strike out on a lot of those.

Nancy Davis - BellSouth Corporation — VP — IR
Wireless broadband.

Pat Shannon - BellSouth Corporation — CFO
Oh, wireless broadband. We’ve done some trials of wireless broadband, and rolled it out in a few small places. But I don’t — it’s not a big enough event for me to know a lot of the details of it. I mean, you could follow up with Nancy, and she can see if she can find out anything for you. As

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call
far as the USF, we continue to work through those issues. There’s a lot of work being done on USF, and intercarrier compensation. And we have teams working on that, and we have been pushing that in the right direction. So we’ll share with you as those issues come to light, what our positions are. On business VoIP, we — there is some lower margins on some of the IP products. But they still have strong incremental margins associated with them. So we haven’t seen any sort of major margin impact as people buy IP services.

Mike McCormack - Bear, Stearns — Analyst
And any comments on the dual mode handset availability?

Pat Shannon - BellSouth Corporation — CFO
No, you probably should follow-up with Cingular on that. I don’t know the details of the dates, as to when they’ll be available.

Mike McCormack - Bear, Stearns — Analyst
And the balance of your share repurchase program has been suspended, so the share count we looked at this quarter should be pretty steady through the year, then?

Pat Shannon - BellSouth Corporation — CFO
Correct. Yes. For some employee programs, we might repurchase shares to keep it steady. But yes, it should be steady for the rest of the year.

Mike McCormack - Bear, Stearns — Analyst
Great. Thanks, Pat.

Pat Shannon - BellSouth Corporation — CFO
1 thing I wanted to follow-up on, is the state approvals for the merger. Currently, there are 18 formal approvals at the state level that are required. 6 of those are in region, and 12 of those are out of region. And those 12 out of region relate to CLEC licenses and the like, that we have out of the region. So I just wanted to clarify that.

Operator
Ladies and gentlemen, we have reached the end of the allotted time for questions-and-answers. I will now turn the call back over to management for closing remarks.

Pat Shannon - BellSouth Corporation — CFO
Well, in closing, we appreciate your time and your interest in BellSouth. And should you have any further questions, I encourage you to contact Nancy Davis, and other members of our Investor Relations team. Thank you for joining us this morning.

Operator
Thank you for participating in today’s BellSouth conference call. You may now disconnect.

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Final Transcript

  Apr. 20. 2006 / 10:00AM ET, BLS — Q1 2006 BellSouth Corporation Earnings Conference Call

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NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.

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